The Oncology Institute Regains Compliance with Nasdaq Listing Requirements
CERRITOS, California, Sept. 18, 2023 (GLOBE NEWSWIRE) -- The Oncology Institute (NASDAQ: TOI) (the “Company”), one of the largest value-based community oncology groups in the United States, today announced that it received written notice from the Listing Qualifications Staff of The Nasdaq Stock Market (“Nasdaq”) on September 15, 2023, informing the Company that it has regained compliance with the minimum bid price requirement set forth under Nasdaq Listing Rule 550(a)(2) (the “Rule”) for continued listing on the Nasdaq Capital Market. This follows second quarter 2023 results demonstrating continued strong year over year revenue growth, and announcements on recent technology partnerships with Ambience Healthcare and Massive Bio to drive continued efficiencies and expansion of the business.
To regain compliance with the Rule, the Company’s common shares were required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive business days. This requirement was met on September 14, 2023.

About The Oncology Institute, Inc.
Founded in 2007, TOI is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 1.8 million patients including clinical trials, transfusions, and other care delivery models traditionally associated with the most advanced care delivery organizations. With 100+ employed clinicians and more than 800 teammates in over 65 clinic locations and growing, TOI is changing oncology for the better. For more information visit www.theoncologyinstitute.com.

Contacts

Investors
Solebury Strategic Communications
investors@theoncologyinstitute.com